UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 11, 2004

GRUBB & ELLIS COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-8122	94-1424307

(State or other jurisdiction of formation)	(Commission File Number)	(IRS Employer Identification No.)

2215 Sanders Road, Suite 400, Northbrook, Illinois 60062

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (847) 753-7500

Not Applicable

(Former name or former address, if changed since last report)

Item 5. Other Events and Regulation FD Disclosure.
Item 7. Financial Statements and Exhibits.
SIGNATURES
Credit Agreement
Security Agreement
Press Release

Item 5. Other Events and Regulation FD Disclosure.

On June 11, 2004, Grubb & Ellis Company (the “Company”), entered into a $40 million senior secured credit facility (the “Credit Facility”) pursuant to the terms and conditions of that certain Credit Agreement (the “Credit Agreement”), dated as of June 11, 2004, by and among the Company, certain of the Company’s subsidiaries (the “Guarantors”), the “Lenders” (as defined in the Credit Agreement), Deutsche Bank Securities, Inc., as sole book-running manager and sole lead arranger, and Deutsche Bank Trust Company Americas (“Deutsche Bank”), as the initial lender, initial issuing bank, initial swing line bank, the initial issuer of letters of credit and administrative agent for the lender parties. The Credit Facility, which has a three-year term with a one-year extension option, is comprised of a $25 million term loan facility and a $15 million revolving credit facility. The Credit Facility replaced the Company’s $27.3 million senior credit facility and $4 million subordinated loan held by Kojaian Capital, LLC and Kojaian Funding, LLC, respectively.

The Company used proceeds from the $25 million term loan portion of the Credit Facility, along with cash reserves of approximately $7.6 million, to pay off all of its outstanding credit obligations and closing costs. The Credit Facility also includes a $15 million revolving line of credit that can be used for capital expenditures and other general corporate purposes, giving the Company an additional $10 million of revolver availability over and above what it previously had in place. The interest rate for revolving or long-term advances under the Credit Facility will be, at the election of the Company, either (i) Deutsche Bank’s prime lending rate plus 2.50%, or (ii) the London interbank offered rate of major banks for deposits in U.S. dollars, plus 3.50%. Under the terms of the Credit Facility, the Company will not be subject to principal amortization under the term loan for the first two years. The Credit Agreement also contains customary covenants related to limitations on indebtedness, acquisitions, investments and dividends, and maintenance of certain financial ratios and minimum cash flow levels.

As a condition to the entering into of the Credit Agreement, the Company and certain other persons and guarantors simultaneously entered into a security agreement dated June 11, 2004 with Deutsche Bank, in its capacity as administrative agent (the “Security Agreement”), pursuant to which the Company granted a first priority security interest in substantially all of the Company’s assets to the “Secured Parties”, as that term is defined in the Security Agreement.

The foregoing is a summary of the terms and conditions of each of the Credit Agreement and the Security Agreement, and does not purport to be a complete discussion of either document. Accordingly, the foregoing is qualified in its entirety by reference to the full text of both of the foregoing documents, each of which is annexed to this Current Report on Form 8-K as Exhibits.

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Item 7. Financial Statements and Exhibits.

(c)	The following are filed as Exhibits to this Current Report on Form 8-K:

1.	Credit Agreement, dated as of June 11, 2004, entered into by and among Grubb & Ellis Company, certain of its subsidiaries (the “Guarantors”), the “Lenders” (as defined in the Credit Agreement), Deutsche Bank Securities, Inc., as sole book-running manager and sole lead arranger, and Deutsche Bank Trust Company Americas, as initial swing line bank, the initial issuer of letters of credit and administrative agent for the lender parties.

2.	Security Agreement, dated as of June 11, 2004, by and among Grubb & Ellis Company, certain of its subsidiaries and Deutsche Bank Trust Company Americas, as administrative agent, for the “Secured Parties” (as defined in the Security Agreement).

3.	Press Release issued by Grubb & Ellis Company on June 14, 2004.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly authorized and caused the undersigned to sign this Report on the Registrant’s behalf.

GRUBB & ELLIS COMPANY
By:	/S/ Brian D. Parker
Brian D. Parker
Executive Vice President and Chief Financial Officer

Dated: June 21, 2004

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